EXHIBIT 99.1

NewMarket Corporation Reports Results for Third Quarter and First Nine Months of 2020
•Net Income of $95.8 Million and Earnings Per Share of $8.77 for the Third Quarter
•Strong Market Recovery in Petroleum Additives
•Third Quarter Net Income Includes $16.5 Million for Sale of Non-Operating Real Estate
Richmond, VA, October 28, 2020 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2020.
Net income for the third quarter of 2020 was $95.8 million, or $8.77 per share, compared to net income of $67.8 million, or $6.06 per share, for the third quarter of 2019. Third quarter net income includes a gain of $16.5 million related to the sale of a non-operating parcel of real estate. For the first nine months of 2020, net income was $203.7 million, or $18.52 per share, compared to net income of $204.2 million or $18.26 per share, for the first nine months of last year.
Petroleum additives operating profit for the third quarter of 2020 was $102.2 million, compared to $94.8 million for the same period last year. The increase was due to lower raw material costs, selling, general, and administrative costs, and research and development costs, partially offset by changes in selling prices, higher conversion costs, and lower shipments. Petroleum additives operating profit for the first nine months of the year was $248.9 million compared to $285.6 million for the first nine months of 2019. The decrease was due to lower shipments, higher conversion costs, and changes in selling prices, partially offset by lower raw material costs, selling, general, and administrative costs, and research and development costs.
Sales for the petroleum additives segment for the third quarter of 2020 were $510.3 million, down from $550.6 million in the third quarter of 2019. The decrease was due mainly to lower shipments and selling prices. Shipments decreased 3.2% between periods, mainly driven by decreases in fuel additives shipments. Petroleum additives sales for the first nine months of the year were $1.5 billion compared to sales in the first nine months of last year of $1.6 billion. The decrease was due mainly to lower shipments and selling prices. Shipments decreased 7.5% between periods, with decreases in both lubricant additives and fuel additives shipments.
Our third quarter 2020 operating results reflected continued improvement in some of the key drivers that affect the performance of our business, consistent with what we began to see near the end of the second quarter. With gasoline consumption and miles driven continuing to show improvement and industrial production beginning to rebound, specifically related to automobile plants reopening and producing vehicles, demand for both our lubricant and fuel additives has increased steadily throughout the quarter. While our second quarter results were significantly impacted by the economic disruption due to the COVID-19 pandemic and the related government restrictions, these improvements in the third quarter of 2020 helped to drive an increase in shipments compared to the second quarter of over 25%. The pace and stability of improvement will depend heavily on economic recovery and the rate at which government restrictions are lifted and remain lifted.
During the first nine months of 2020, we funded capital expenditures of $60.1 million, paid dividends of $62.7 million, and repurchased 270,963 shares of our common stock for a total of $101.4 million.
Throughout the economic downturn associated with the COVID-19 pandemic, the chemical industry and our products have been recognized as essential for the transportation of goods and services. Our operating facilities have continued to function safely during 2020. We have procedures in place at each of our facilities to help ensure the well-being of our employees, as we see our responsibility to protect their health and safety as a top priority. Because of the commitment and dedication of our employees and our ability to remain operational throughout 2020, we have been able to work closely with our customers to ensure their supply demands are met throughout this unusual period.
As we navigate the current economic downturn, our business decisions will continue to be focused on the long-term success of our company, including emphasis on satisfying customer needs, generating solid operating results, and promoting the greatest long-term value for our shareholders, customers and employees. Those decisions include investing in capital improvements and research and development in support of our customers, using cash prudently to provide shareholder value, including dividends and repurchases of common stock, and ensuring we are well-positioned to stay the course with a strong balance sheet, conservative fiscal policies, and a dedicated team. We believe the fundamentals of how we run our business – a long-term view, safety and people first culture, customer-focused solutions, technology-driven product offerings, and a world-class supply chain capability – will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions.
The Company has disclosed the non-GAAP financial measure EBITDA and the related calculation in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 3:00 p.m. EDT on Thursday, October 29, 2020, to review third quarter 2020 financial results. You can access the conference call live by dialing 1-844-407-9500 (domestic) or 1-862-298-0850 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until November 5, 2020 at 3:00 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 38031. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.webcaster4.com/Webcast/Page/2001/38031. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; sudden or sharp raw material price increases; competition from other manufacturers; current and future governmental regulations; the gain or loss of significant customers; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters; terrorist attacks and health-related epidemics such as the COVID-19 pandemic; risks related to operating outside of the United States; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange

Commission, including the risk factors in Item 1A. “Risk Factors” of our 2019 Annual Report on Form 10-K and Part II. Item 1A. “Risk Factors” of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, which are available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue:
Petroleum additives	$510,280	$550,626	$1,476,355	$1,644,129
All other	2,589	5,191	6,795	11,721
Total	$512,869	$555,817	$1,483,150	$1,655,850
Segment operating profit:
Petroleum additives	$102,186	$94,765	$248,918	$285,620
All other	2,015	(77)	1,951	92
Segment operating profit	104,201	94,688	250,869	285,712
Corporate unallocated expense	(5,565)	(6,473)	(15,263)	(15,842)
Interest and financing expenses	(6,466)	(6,987)	(20,575)	(22,740)
Other income (expense), net	25,448	6,230	39,933	17,827
Income before income tax expense	$117,618	$87,458	$254,964	$264,957
Net income	$95,794	$67,805	$203,684	$204,184
Earnings per share - basic and diluted	$8.77	$6.06	$18.52	$18.26

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$512,869	$555,817	$1,483,150	$1,655,850
Cost of goods sold	346,262	393,090	1,038,898	1,169,421
Gross profit	166,607	162,727	444,252	486,429
Selling, general, and administrative expenses	34,690	38,122	105,837	109,916
Research, development, and testing expenses	33,113	36,387	102,168	106,748
Operating profit	98,804	88,218	236,247	269,765
Interest and financing expenses, net	6,466	6,987	20,575	22,740
Other income (expense), net	25,280	6,227	39,292	17,932
Income before income tax expense	117,618	87,458	254,964	264,957
Income tax expense	21,824	19,653	51,280	60,773
Net income	$95,794	$67,805	$203,684	$204,184
Earnings per share - basic and diluted	$8.77	$6.06	$18.52	$18.26
Cash dividends declared per share	$1.90	$1.90	$5.70	$5.40

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$117,701	$144,397
Trade and other accounts receivable, less allowance for credit losses	328,677	335,826
Inventories	370,104	365,938
Prepaid expenses and other current assets	37,880	33,237
Total current assets	854,362	879,398
Property, plant, and equipment, net	648,685	635,439
Intangibles (net of amortization) and goodwill	130,423	131,880
Prepaid pension cost	145,450	133,848
Operating lease right-of-use assets	58,420	60,505
Deferred charges and other assets	42,782	44,062
Total assets	$1,880,122	$1,885,132
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$187,572	$178,773
Accrued expenses	74,797	77,350
Dividends payable	18,444	19,217
Income taxes payable	5,362	10,632
Operating lease liabilities	13,270	14,036
Other current liabilities	9,454	8,887
Total current liabilities	308,899	308,895
Long-term debt	608,702	642,941
Operating lease liabilities - noncurrent	45,004	46,792
Other noncurrent liabilities	193,991	203,406
Total liabilities	1,156,596	1,202,034
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 10,921,389 at September 30, 2020 and 11,188,549 at December 31, 2019)	287	1,965
Accumulated other comprehensive loss	(162,898)	(162,748)
Retained earnings	886,137	843,881
Total shareholders' equity	723,526	683,098
Total liabilities and shareholders' equity	$1,880,122	$1,885,132

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2020	2019
Net income	$203,684	$204,184
Depreciation and amortization	63,045	65,500
Cash pension and postretirement contributions	(7,717)	(7,308)
Working capital changes	(33,493)	(35,997)
Deferred income tax expense	5,405	3,982
Capital expenditures	(60,133)	(37,132)
Net repayments under revolving credit facility	(34,678)	(126,262)
Repurchases of common stock	(101,434)	0
Dividends paid	(62,667)	(60,418)
Proceeds from sale of land	20,000	0
Gain on sale of land	(16,483)	0
All other	(2,225)	382
(Decrease) increase in cash and cash equivalents	$(26,696)	$6,931

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net Income	$95,794	$67,805	$203,684	$204,184
Add:
Interest and financing expenses, net	6,466	6,987	20,575	22,740
Income tax expense	21,824	19,653	51,280	60,773
Depreciation and amortization	20,414	21,500	61,982	64,646
EBITDA	$144,498	$115,945	$337,521	$352,343